Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)


                                          Three Months          Nine Months
                                              Ended                Ended
                                          September 30,        September 30,
                                          2006     2005        2006      2005

Earnings (loss):
 Earnings (loss) before income taxes      $  15     $(153)     $  214     $(257)

 Add: Total fixed charges(per below)        488       471       1,461     1,363

 Less:  Interest capitalized                  7        12          21        59

   Total earnings (loss) before income
    taxes                                 $ 496    $  306      $1,654    $1,047

Fixed charges:
 Interest, including interest
  capitalized                             $ 245    $  224      $  735    $  653

 Portion of rental expense
  representative of the interest
  factor                                    225       228         668       656

 Amortization of debt expense                18        19          58        54
   Total fixed charges                    $ 488    $  471      $1,461    $1,363


Ratio of earnings to fixed charges         1.02         -        1.13         -


Coverage deficiency                      $   -     $  165      $    -    $  316